Enshi Black Hog Breeding Agreement

Party A:	Animal Husbandry and Veterinary Bureau of Enshi Tujia and Miao Autonomous Prefecture (“Enshi”) of Hubei Province

Party B: Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. (the “Company”)

In order to fully utilize the local breeders resources in Enshi and build a high quality local breed brand of Hubei Province, and improve local hog farmers income and the Company’s development, Party A and B agree to establish a construction plan for breeding Enshi Black Hogs in terms of “Animal Husbandry Industry Development Plan of Enshi Autonomous Prefecture (2009-2015)” and “the ‘Twelfth Five Year’ Development Plan of Animal Husbandry Industry of Enshi Autonomous Prefecture”,. The details of the agreement are as follow:

I.	The responsibilities and obligations of Part A

a.	Establish the regional distribution plan according this Agreement and local characteristics of Enshi.

b.	Establish the construction plan of development and instruction of professional breeding cooperatives in a county/city level.

c.	Disease prevention and inspection and assist Party B to retrieve high quality black hogs.

d.	Provide instruction of technical management such as artificial insemination.

e.	Responsible for technique training.

II.	The responsibilities and obligations of Part B

a.	The funding of this entire plan.

b.	Build “three-farm one-stop” plan, including parents breeder hog farms, breeder hog farms, Binary breeder nurturing farms and artificial insemination stop.

c.	Provide production procedure technical services and production management.

d.
Retrieve all the high quality hog herds produced within this plan at a reasonable price.  The parties have agreed that a reasonable price is the market price of common lean-type pork from time to time plus 0.6 RMB/kg, provided that the price paid shall not be less than 13RMB/kg.

e.	Build a technical experts team to plan the production and provide training to the breeders.

III.	Obligations for both Parties

a.
According to this Agreement, Party A is responsible for organizational administration and instruction of production management, and Party B is responsible for technical management and market development. Within the term of this Agreement, both parties should work together and achieve the target of production of one million hogs per year.

b.	Party A agrees not to cooperate with any other hog farm companies to produce Enshi Black Hog within the term of this contract.

c.	Party B agrees only working with Animal Husbandry and Veterinary Bureau of Enshi on developing high quality black hog.

IV.	Terms of Agreement

The term of this Cooperation Agreement is 5 years, from 01/01/2011 to 12/30/2015, and can be renewed.

V.
If there is any disputation, both parties should resolve through friendly discussion and negotiation.  If the disputation cannot be resolved, it will be submitted to the People’s Government of Enshi and the Animal Husbandry and Veterinary Bureau of Hubei Province to give the solution and judgement.

VI.	This agreement is in quadruplicate, each party holds two copies, and will take effect after these been signed.

Party A:	Animal Husbandry and Veterinary Bureau of Enshi Tujia and Miao Autonomous Prefecture (“Enshi”) of Hubei Province (Seal)

Representative: Fengpei Tian（Signature）

Date:  2010/12/16

Party B: Wuhan Fengze Agricultural Science and Technology Development Co., Ltd.

Representative: Hanying Li（Signature）

Date:  2010/12/16